Exhibit 99

Condensed Consolidating Financial Information

The following tables set forth the condensed consolidating financial statements as of March 31, 1995 and for the three months then ended of Tosco, Bayway and Tosco's other subsidiaries. They are provided to meet the reporting and informational requirements of Bayway as a guarantor of the 8-1/4 First Mortgage Bonds (Bayway Exchange Bonds).


                                                               Condensed Consolidating Balance Sheet
                                                                     (Thousands of Dollars)
                                                                          March 31, 1995
                                                    Tosco      Bayway        Minor Subs
                                                   (Issuer)  (Guarantor)  (Non-guarantors)  Eliminations  Consolidated
Assets
Cash and cash equivalents                         $   16,529   $ 15,820      $   1,461                      $   33,810
Short-term investments and deposits                    3,578     35,685         23,183                          62,446
Other current assets (a)                             295,977    435,932         32,868                         764,777
   Total current assets                           $  316,084   $487,437         57,512                         861,033

Other assets                                         731,406    241,713         42,480        ($   4,366)    1,011,233
Investment in Bayway and other subsidiaries          221,909                                  (  221,909)
Intercompany receivables                             168,621                                  (  168,621)
   Total assets                                   $1,438,020    729,150         99,992        ($ 394,896)    1,872,266

Liabilities and shareholders' equity
Current liabilities                               $  258,782    236,416         34,059                         529,257
Revolver and long-term debt                          548,940    174,000          4,579                         727,519
Other liabilities                                     56,145                       492         ($   4,366)      52,271
Intercompany liabilities                              10,934    125,400         32,287         (  168,621)
Shareholders' equity                                 563,219    193,334         28,575         (  221,909)     563,219
   Total liabilities and shareholders' equity     $1,438,020   $729,150      $  99,992         ($ 394,896)  $1,872,266


                                                         Condensed Consolidating Statement of Income
                                                                   (Thousands of Dollars)
                                                            For the Three Months Ended March 31, 1995
Sales                                             $  693,599   $817,488      $ 221,751          ($36,519)   $1,696,319
Cost of sales                                        683,625    801,822        220,445          ( 36,519)    1,669,373
Operating contribution                                 9,974     15,666          1,306                          26,946
Selling, general and administrative expense (b)       16,075      6,231            296                          22,602
Interest expense, net                                  8,831      5,713            (45)                         14,499
Income (loss) before provision for income taxes      (14,932)     3,722          1,055                         (10,155)
Provision for income taxes                            (5,954)     1,470            417                         ( 4,067)
Net income (loss)                                ($    8,978)  $  2,252      $     638           $   -         ($6,088)

(a)  The lower of LIFO cost or market value of inventories is measured on a consolidated basis.

(b)  The condensed consolidating statement of income does not reflect an allocation of a portion of aggregate corporate selling, general and administrative expense of $4,335,000 to Bayway and the Minor Subsidiaries.  Tosco may allocate such costs in the future.

Condensed Consolidating Financial Information (continued)

                                                                Condensed Consolidating Statement of Cash Flows
                                                                           (Thousands of Dollars)
                                                                   For the Three Months Ended March 31, 1995

                                                       Tosco          Bayway           Minor Subs
                                                      (Issuer)       (Guarantor)       (Non-guarantors)         Consolidated
Cash flows from operating activities:

  Net income (loss)                                   ($8,978)        $  2,252          $     638               ($6,088)
  Depreciation and amortization                        16,690            6,825                413                23,928
  Changes in working capital                           50,682           71,410            (20,918)              101,174
  Other                                                  (935)                               (334)               (1,269)
  Net cash provided by (used in) operating activities  57,459           80,487            (20,201)              117,745

Cash flows from investing activities:

  Increase in long-term assets                        (86,667)          (2,380)            (2,261)              (91,308)
  Transfers to discontinued operations                 (6,646)                                                   (6,646)
  Intercompany transfers                                  421          (23,607)            23,186
  Intercompany dividend                                  (297)             297
  Net change in short-term investments and deposits    (2,108)         (27,518)            (1,991)              (31,617)
  Net cash used in investing activities               (95,297)         (53,208)            18,934              (129,571)

Cash flows from financing activities:

  Short-term bank repayments and borrowings
   (repayments) under revolver, net                    59,000           (31,000)                                 28,000
  Dividends on Common Stock                            (5,932)                                                   (5,932)
  Other                                                  (225)                                                     (225)
  Net cash provided by (used in) financing
   activities                                          52,843           (31,000)                                 21,843

Net increase (decrease) in cash and cash
  equivalents                                          15,005           ( 3,721)           (1,267)               10,017
Cash and cash equivalents at beginning of
  period                                                1,524            19,541             2,728                23,793

Cash and cash equivalents at end of period            $16,529           $15,820            $1,461               $33,810
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